UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant  [x] Filed by a Party other than the Registrant [ ]

 Check the appropriate box:
 [ ]       Preliminary Proxy Statement
 [ ]       Confidential, for Use of the Commission Only
              (as permitted by Rule 14a-6(e)(2))
 [x]       Definitive Proxy Statement
 [ ]       Definitive Additional Materials
 [ ]       Soliciting Material Pursuant toss.240.14a-12

                            HARVEY ELECTRONICS, INC.
                            ------------------------
                (Name of Registrant as Specified In Its Charter)

                         Joseph J. Calabrese, Secretary
                         ------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:



                                 [HARVEY LOGO]

                            HARVEY ELECTRONICS, INC.
                                205 Chubb Avenue
                               Lyndhurst, NJ 07071

                              NOTICE OF 2004 ANNUAL
                          MEETING OF STOCKHOLDERS TO BE
                       HELD AT 10:00 A.M. ON June 24, 2004

To the Stockholders of HARVEY ELECTRONICS, INC.:
NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders (the "Meeting") of HARVEY ELECTRONICS, INC. (the "Company") will be held on Thursday, June 24, 2004 (the "Meeting Date"), at 10:00 A.M. at the office of Ruskin Moscou Faltischek, P.C., 190 EAB Plaza, East Tower, 15th Floor, Uniondale, New York 11556-0190 for the following purposes:

     1.   To elect eight directors;

     2. To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending October 30, 2004;

     3. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on May 21, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's common stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

Enclosed is a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended November 1, 2003.

A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from June 2, 2004 until the Meeting Date for examination by any stockholder for any purpose germane to the Meeting. This list will also be available at the Meeting.

All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to be present at the Meeting, you are urged to mark, sign, date and return the enclosed Proxy, which is solicited by the Board of Directors, as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. The shares represented by the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                                         By Order of the Board of Directors

                                        Joseph J. Calabrese, Secretary
Lyndhurst, New Jersey
May 26, 2004
-------------------------------------------------------------------------------
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE HARVEY ELECTRONICS, INC. THE EXPENSE OF A SECOND MAILING.
-------------------------------------------------------------------------------



                            HARVEY ELECTRONICS, INC.
                                205 Chubb Avenue
                               Lyndhurst, NJ 07071
                         ------------------------------
                                 PROXY STATEMENT
                         ------------------------------

                       2004 ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD AT 10:00 A.M. ON June 24, 2004

The  enclosed  Proxy  Statement is furnished by the Board of Directors of HARVEY
ELECTRONICS, INC. ("Harvey" or the "Company") in connection with the solicitation of proxies for use at the 2004 Annual Meeting of Stockholders (the "Meeting") of the Company to be held on Thursday, June 24, 2004 (the "Meeting Date"), at 10:00 a.m. at the office of Ruskin Moscou Faltischek, P.C., 190 EAB Plaza, East Tower, 15th Floor, Uniondale, New York 11556-0190 and at any adjournment thereof. The Board of Directors has set May 21, 2004, at the close of business, as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. As of the Record Date, the Company had outstanding 3,324,525 shares of Common Stock $.01 par value per share (the "Common Stock").

A stockholder executing and returning a Proxy has the power to revoke it at any time before it is exercised by filing a later Proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of the Proxy. Proxies will be voted as instructed by the stockholder(s) granting the Proxy. The Proxy will be voted in accordance with your directions as to:

         (1) The election of the persons listed herein as directors of the Company;

         (2) The ratification of the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending October 30, 2004;

         (3) The transaction of such other business as may properly come before the Meeting and any adjournment or postponement thereof.

In the absence of direction, the Proxy will be voted in favor of these proposals.

The entire cost of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. The cost of solicitation, which represents an amount approximating $24,000, believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 2003 Annual Report on Form 10-K to Stockholders (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

In voting at the Meeting, each holder of record of Common Stock on the Record Date will be entitled to one vote on all matters. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum to vote on all matters. The attached Notice of Meeting, the Proxy Statement, the enclosed form of Proxy and the Annual Report are being mailed to stockholders on or about May 26, 2004.


SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock as of April 30, 2004, based on information obtained from the persons named below, by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each executive officer and director of the Company, (iii) all officers and directors of the Company as a group and (iv) all beneficial owners as a group:

                Name and Address of                       Title        Amount and Nature of
                  Beneficial Owner                       of Class      Beneficial Ownership      Percentage
----------------------------------------------------- --------------- ------------------------ ---------------

Harvey Acquisition Company LLC ("HAC")                    Common              253,932               7.6%
c/o Michael E. Recca
949 Edgewood Avenue
Pelham Manor, NY 10803

Michael E. Recca                                          Common              430,078 (1)          12.3%
949 Edgewood Avenue
Pelham Manor, NY 10803

Matthew and Alicia Larson                                 Common              301,800               9.1%
c/o CIBC 200 Liberty Street
New York, NY 10281

Ronald I. And Joyce L. Heller                             Common              194,900               5.9%
74 Farview Road
Tenafly, New Jersey 07670

Jeffrey A. Wurst                                          Common               46,050 (6)           1.4%
c/o Ruskin Moscou Faltischek, P.C.
190 EAB Plaza
Uniondale, NY 11556

William F. Kenny, III                                     Common               53,989 (2)           1.6%
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Fredric J. Gruder                                         Common               40,000 (2)           1.2%
775 Park Avenue
Huntington, NY 11753

Ira J. Lamel                                              Common                   -0-              -
58 South Service Road
Melville, N Y 11747

Nicholas A. Marshall                                      Common                   -0-              -
113 Horseshoe Road
Mill Neck, NY 11765

Franklin C. Karp                                          Common              234,500 (3)           6.6%
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Joseph J. Calabrese                                       Common              201,702 (4)           5.7%
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Michael A. Beck                                           Common              197,500 (4)           5.6%
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Roland W. Hiemer                                          Common              107,500 (5)           3.1%
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071
----------------------------------------------------- --------------- ------------------------ ---------------

All Directors and Officers as a group                     Common            1,311,319 (7)          30.3%
(10 Persons)

All Beneficial Owners as a group                          Common            1,808,019 (7)          41.8%
----------------------------------------------------- --------------- ------------------------ ---------------

(1) Includes shares owned by HAC, of which Mr. Recca is a member and the sole manager, plus options to purchase up to 160,000 shares of the Company's Common Stock which are exercisable at prices of between $.8937-$1.925 per share.

(2) Includes options to purchase up to 40,000 shares of the Company's Common Stock, which is exercisable at prices of between $.8125-$1.375 per share.

(3) Includes options to purchase up to 212,500 shares of the Company's Common Stock, which are exercisable at an exercise price of between $.8125-$3.00 per share.

(4) Includes options to purchase up to 190,000 shares of the Company's Common Stock, which are exercisable at an exercise price of between $.8125-$3.00 per share.

(5) Includes options to purchase up to 105,000 shares of the Company's Common Stock, which are exercisable at an exercise price of between $.8125-$3.00 per share.

(6) Includes a warrant to purchase 15,000 shares of the Company's Common Stock, in the name of Ruskin Moscou Faltischek, P.C., the law firm in which Mr. Wurst is a Partner, at an exercise price of $5.00 per share. Mr. Wurst has expressly disclaimed beneficial ownership of this warrant. Also includes options to purchase up to 30,000 shares of the Company's Common Stock, which is exercisable at an exercise price of between $.8125-$1.375 per share.

(7) Includes options and warrants to purchase up to 982,500 shares of Common Stock, which are exercisable at an exercise price of between $.8125-$5.00 per share.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended November 1, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that William F. Kenny III filed a Form 4 late on October 1, 2003.

PROPOSAL I - ELECTION OF DIRECTORS

Eight directors are to be elected by a plurality of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Stockholders and until his respective successor is duly elected and qualified.

Nominees For Director

The persons named below have been nominated for election as directors. Unless otherwise directed, the persons named in the accompanying Proxy have advised the Company that it is their intention to vote for the election of the persons named below as directors.

                                    Michael E. Recca
                                    Franklin C. Karp
                                    Joseph J. Calabrese
                                    Fredric J. Gruder
                                    William F. Kenny, III
                                    Jeffrey A. Wurst
                                    Nicholas A. Marshall
                                    Ira J. Lamel

The Company believes that each nominee will be able to serve. If any nominee becomes unable or unwilling to serve, Proxies may be voted for the election of such person or persons as the Board of Directors determines.

THE BOARD OF  DIRECTORS  RECOMMENDS  A VOTE  "FOR" EACH OF THE  NOMINEES  LISTED
ABOVE.

Set forth below is certain information furnished to the Company by the director nominees. There are no family relationships among any directors or executive officers of the Company.

Information Regarding Officers and Directors

The following table sets forth the names and ages of the Company's current and nominated directors and executive officers and the positions they hold with the
Company:

            Name                  Age (1)  Position
            ----                  -------  --------

Michael E. Recca                  53       Chairman and Director
Franklin C. Karp                  50       President and Director
Joseph J. Calabrese               44       Executive Vice President,
                                           Chief Financial Officer,
                                           Treasurer, Secretary and Director
Jeffrey A. Wurst                  55       Director
Fredric J. Gruder                 58       Director
William F. Kenny, III             73       Director
Nicholas A. Marshall              71       Director
Ira J. Lamel                      56       Director
Michael A. Beck                   45       Vice President of Operations
Roland W. Hiemer                  43       Vice President of Merchandising

(1) As of April 30, 2004.

Michael E. Recca became the Chairman of the Board of Directors of the Company in November 1996. Mr. Recca is also a member and the sole manager of Harvey Acquisition Company, LLC, which is a principal shareholder of the Company. Mr. Recca was an employee of Taglich Brothers, Inc., an NASD registered broker-dealer, through December 31, 1998. Beginning in January 2002 and continuing through April 2002, Mr. Recca was self-employed as a financial restructuring consultant, and in this capacity also associated with NorthStar Capital, LLC, a joint venture with Ruskin Moscou Faltischek, P.C., the Company's corporate counsel. Currently, Mr. Recca is an officer and director of Sky Capital Holdings, LTD, and of several wholly owned subsidiaries of Sky Capital Holdings and the President of Sky Capital, LLC, a wholly owned subsidiary of Sky Capital Holdings, LTD and an NASD broker-dealer. Mr. Recca is also an officer and a director of Sky Capital Enterprises and of Sky Capital Ventures, (companies affiliated with Sky Capital Holdings, LTD) and several of their wholly or partially owned subsidiaries, including Global Secure Holdings, Ltd., and its wholly owned subsidiaries.

Franklin C. Karp began his career in the retail consumer electronics industry over 25 years ago, working then as a salesman for one of the most successful chain operations in the New York metropolitan area. He held various positions in sales management, purchasing and operations. In 1990, Mr. Karp joined Harvey as Merchandise Manager and later as Vice President in charge of merchandising. Mr. Karp was appointed President of Harvey in 1996.

Joseph J. Calabrese, a certified public accountant, joined the Company as Controller in 1989. Since 1991, Mr. Calabrese has served as Vice President, Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Calabrese was elected Executive Vice President and a Director of the Company in 1996. Mr. Calabrese began his career with Ernst & Young LLP in 1981 where for the eight-year period prior to his joining the Company he performed audit services with respect to the Company.

Fredric J. Gruder, has been a director since July 1998. Since December 2001, Mr. Gruder has been a sole practitioner in his own law firm. From July 1999 to December 2001, Mr. Gruder was of counsel to Dorsey & Whitney LLP. From September 1996 to July 1999, he was a partner in the law firm of Gersten, Savage, Kaplowitz & Fredericks, LLP ("Gersten"), which represented Thornwater Company, L.P. ("Thornwater"), representative of the Company's underwriters in the Offering. From March 1996 through September 1996, Mr. Gruder was of counsel to Gersten, having been a sole practitioner from May 1995 through March 1996. From March 1992 until March 1996, Mr. Gruder served as vice president and general counsel to Sbarro, Inc., then a publicly traded corporation which owns, operates, and franchises Italian restaurants. Prior to this time, Mr. Gruder practiced law in New York for over twenty years, specializing in corporate securities and retail real estate.

William F. Kenny, III has been a director of the Company since 1975. From January 1992 to December 2000, Mr. Kenny was a consultant to Meenan Oil Co., Inc. Prior to 1992, Mr. Kenny was the President and Chief Executive Officer of Meenan Oil Co., Inc. Mr. Kenny has also served as a director of the Empire State Petroleum Association, Petroleum Research Foundation and was the President of the East Coast Energy Council. Mr. Kenny was also the President of the Independent Fuel Terminal Operators Association and the Metropolitan Energy Council.

Jeffrey A. Wurst, a director since February 2000, is a Partner at the law firm of Ruskin Moscou Faltischek, P.C. ("Ruskin"), where he chairs the firm's Financial Services Group. Mr. Wurst began his legal career with Ruskin in 1987. Mr. Wurst is experienced in asset based lending, factoring, commercial finance and bankruptcy matters. Mr. Wurst graduated from the Jacob D. Fuchsburg Law Center of Touro College in 1987 and earned his B.S. and M.A. from Hofstra University. Mr. Wurst's law firm has been involved in the legal representation of the Company since it reorganized under the bankruptcy laws in 1996.

Nicholas A. Marshall has been a director of the Company since May 2003. Since 1998, Mr. Marshall has worked as a consultant and trustee of a family estate. From 1983 - 1997, Mr. Marshall served as a director of the Greater New York
Savings Bank and from 1997-1998 he was an Advisory Board member of Astoria Federal Corporation. Mr. Marshall has over 37 years of experience in investment banking and has held senior executive positions in several asset management firms. Mr. Marshall has a BA degree from Yale University and an MBA from Harvard Business School.

Ira J. Lamel was appointed to the Company's Board and Audit Committee in November 2003. He has been the Executive Vice President and Chief Financial Officer and Treasurer of The Hain Celestial Group, Inc. since October 1, 2001. Mr. Lamel, a certified public accountant, was a partner at Ernst & Young LLP where he served in various capacities from June 1973 to September 2001. Ernst & Young LLP served as the Company's independent auditors until fiscal 2001. Mr. Lamel directed all of Ernst & Young's services to the Company, including the audits of our financial statements, from fiscal 1997 through fiscal 2000.

Michael A. Beck has been Vice President of Operations of the Company since April 1997. From June 1996 until such date he was the Company's Director of Operations and from October 1995 until April 1996 he served as Director of Operations for Sound City, a consumer electronics retailer. Mr. Beck was a store manager for the Company from August 1989 until October 1995. Mr. Beck holds a BA in Psychology from Merrimack College.

Roland W. Hiemer has been with the Company since 1990. He started with the Company as a salesman and advanced to Senior Sales Manager for the Paramus store in 1991. He was further promoted to Inventory Control Manager in 1991. In 1997, he was promoted to Director of Inventory Control and in 2001, Mr. Hiemer was promoted to Merchandise Manager. In January 2004, Mr. Hiemer was promoted to Vice President of Merchandising. Mr. Hiemer holds a BA in Business Administration from Hofstra University.

Board Meetings and Committees of the Board of Directors

The Board of Directors, which met six times either in person or telephonically during fiscal 2003, has an Audit Committee and a Compensation and Stock Option Committee.

The Company does not have a Nominating Committee. The view of the Board of Directors is that it is appropriate for the Company not to have such a committee as each member of the Board participates in the consideration of the nominee. Of the eight Board members, five are "independent" under the existing standards of NASDAQ SmallCap Market Issuers. The Board generally relies on its network of industry and professional contacts in connection with identifying potential Board members. The Board will only consider nominees that have the requisite industry or financial experience to be able to advise and direct senior management in the Company's operations. At a minimum, each nominee: (i) must be prepared to represent the best interests of all of the Company's shareholders,
(ii) must be an individual who has demonstrated integrity and ethics in his/her personal and professional field and has established a record of professional accomplishment in his/her chosen field; (iii) must not have (and his/her family members must not have) any material personal, financial or professional interest in any present or potential competitor of the Company; and (iv) must be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board and not have other personal or professional commitments that would interfere or limit his or her ability to do so.

          Compensation and Stock Option Committee. The function of the Compensation and Stock Option Committee ("Compensation Committee") is to make recommendations to the Board with respect to the compensation of management employees and to administer plans and programs relating to stock options, pension and other retirement plans, employee benefits, incentives, and compensation. Fredric J. Gruder, William F. Kenny, III and Jeffrey A. Wurst were members of the Compensation Committee in fiscal 2003. Nicholas A. Marshall and Ira J. Lamel were added to the Compensation Committee during fiscal 2003. The Compensation Committee met one time in fiscal 2003.

          Audit Committee. Beginning in fiscal 2003, William F. Kenny, III, Jeffrey A. Wurst and Fredric J. Gruder served on the Audit Committee. Nicholas A. Marshall and Ira J. Lamel replaced Frederic J. Gruder and Jeffrey A. Wurst during fiscal 2003. Each of the current Audit Committee members meets the independence criteria prescribed by the rules of the SEC for audit committee membership and is an "independent director" as defined in NASD Rule 4200(a)(15). Each Audit Committee member meets the NASD's financial knowledge requirements, and Ira J. Lamel, designated by the Board of Directors as the "audit committee financial expert" under the SEC rules, meets the NASD's professional experience requirements as well. The Audit Committee is governed by, and operates pursuant to, a written charter approved by the Board of Directors. Such charter complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASD. As more fully described in the charter, the Audit Committee is responsible for overseeing the accounting and financial reporting processes and the audits of the financial statements of the Company.

Affirmative Determinations Regarding Director Independence

The Board of Directors has determined each of the following directors to be an "Independent Director" as such term is defined in Marketplace rules 4200(a)(15) of the National Association of Securities Dealers (the "NASD"):

                                Fredric J. Gruder
                              William F. Kenny, III
                                Jeffrey A. Wurst
                              Nicholas A. Marshall
                                  Ira J. Lamel

As provided by Rule 4350(c)(2) of the NASD, the Independent Directors will regularly schedule "Executive Sessions" whereby the Independent Directors will hold meetings with only the Independent Directors present.

Report of the Audit Committee

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements with Management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the independence of such auditors and, in connection therewith, the Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board, Standard No. 1 (Independence Discussions with Audit Committees). The Committee and the independent auditors have considered the compatibility of non-audit services with the auditors' independence.

The Committee discussed with the Company's independent auditors the overall scope and results of their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee met twice during fiscal year 2003, relating to the audit.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 1, 2003 for filing with the SEC. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors, BDO Seidman, LLP for the year ended October 30, 2004.

Ira J. Lamel, Chairman of the Audit Committee
William F. Kenny, III, Audit Committee Member
Nicholas A. Marshall, Audit Committee Member
January 21, 2004

Code of Ethics

The Company adopted a code of ethics applicable to its President, Chief Financial Officer and Controller, which is a "code of ethics" as defined by applicable rules of the Securities and Exchange Commission. This code of ethics will be publicly available at the Company's website, www.harveyonline.com. If the Company makes any amendments to this code of ethics other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code of ethics to the Company's President, Chief Financial Officer or Controller, the Company will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a report on Form 8-K filed with the Securities and Exchange Commission.

Directors' Compensation

In fiscal 2003, each of the Company's outside directors received a $1,000 monthly retainer.

No options to purchase the Company's Common Stock were granted to the outside directors in fiscal 2003.


Limitation of Liability of Directors; Indemnification of Directors and Officers; Directors and Officers Insurance

The Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of what is set forth hereinabove will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

The Company's By-Laws provide that the Company shall to the fullest extent permitted by applicable law, as amended from time to time, indemnify any person who is or was made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including any action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company is serving or served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees, cost and charges) incurred as a result of such action or proceeding, or appeal therein, except to such person who is a director or officer of the Company and a judgment or other final adjudication adverse to such director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonest and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722 of the New York Business Corporation Law empowers a New York corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

In addition, Section 722 of the New York Business Corporation Law states that a New York corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type of kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Company maintains directors and officers and employment practices liability insurance. The current annual premium for such insurance is approximately $68,000, all of which is paid by the Company.


EXECUTIVE COMPENSATION

The following table sets forth the cash and stock compensation paid by the Company, as well as any other compensation paid to or earned by the Chairman of the Company, the President of the Company and those executive officers compensated at or greater than $100,000 for services rendered to the Company in all capacities during the three most recent fiscal years.

Summary Compensation Table

                                                                               Stock
     Name of Individual                                                   Options Granted       Long-Term
   and Principal Position        Year         Salary          Bonus             (1)           Compensation
------------------------------ ---------- ---------------- ------------- ------------------- ----------------

Michael E. Recca               2003(2)       $122,000         $ -                -                 $ -
Chairman                       2002          $120,000         $ -              25,000              $ -
                               2001          $120,000         $ -              37,500              $ -

Franklin C. Karp               2003(2)       $163,000        $ 44,000            -                 $ -
President                      2002          $156,000        $109,000          50,000              $ -
                               2001          $147,000        $ 50,000          37,500              $ -

Joseph J. Calabrese            2003(2)       $153,000        $ 41,000            -                 $ -
Executive Vice President,      2002          $146,000        $ 88,000          50,000              $ -
Chief Financial Officer,       2001          $138,000        $ 40,000          37,500              $ -
   Treasurer and Secretary

Michael A. Beck                2003(2)       $138,000        $ 41,000            -                 $ -
Vice President of              2002          $131,000        $ 88,000          50,000              $ -
   Operations                  2001          $123,000        $ 40,000          37,500              $ -

Roland W. Hiemer               2003(2)        $94,000        $17,000             -                 $ -
Vice President of              2002           $85,000         $9,000           30,000              $ -
   Merchandising               2001           $80,000        $25,000           22,500              $ -


(1)--See "Stock Option Plan" for related information relating to stock option grants.

(2)--Fiscal 2003 is a fifty-three week year and, as a result, salary amounts include fifty-three weeks of compensation.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors establishes the Company's general compensation policies as well as the compensation plans and specific compensation levels for executive officers. It also administers our employee stock option plan for executive officers.

The Compensation Committee believes that the compensation of the Company's executive officers should be influenced by performance. Base salary levels, and any salary increases are approved by the Compensation Committee. In fiscal 2003, additional compensation in the form of cash bonuses were made in accordance with a quarterly and annual bonus plan, as approved by the Compensation Committee. In fiscal 2002 and 2001, stock options were also made in accordance with the quarterly and annual bonus plan, as approved by the Compensation Committee. The Compensation Committee believes that the executive officers salaries during these years did not exceed levels in the industry for similarly-sized businesses. Severance agreements exist for all executive officers.

In fiscal 2004, the Company's executive officers (excluding the Chairman) have a new bonus plan, as approved by the Compensation Committee. Under the new plan, seventy percent (70%) of the new annual bonus potential is based on financial performance and the achievement of the Company's quarterly budgets. The remaining thirty percent (30%) is an annual bonus based on the achievement of specific Company goals.

As previously mentioned, stock option grants, prior to 2003, have been part of the bonus plan for executive officers. The Compensation Committee viewed these option grants as an important component of its long-term, performance-based compensation philosophy. Since the value of an option bears a direct relationship to the Company's stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that will also benefit stockholders. As such, options were granted, only if performance levels were achieved, at the current market price. One of the principal factors considered in granting options to an executive officer was the executive officer's ability to influence the Company's long-term growth and profitability. As only a limited number of options remain available for grant, no options are expected be granted to executive officers in fiscal 2004.

With respect to the base salary granted to Mr. Karp, the Company's President, the Compensation Committee made a favorable assessment of the Company's actual operating results for fiscal 2003, as compared to the Company's goals and from the performance of Mr. Karp on various accomplishments for fiscal 2003. The Compensation Committee also considered Mr. Karp's relative position as compared to his peers in the industry. Based on these factors, Mr. Karp's salary was $163,000 in fiscal 2003. No stock options were granted to Mr. Karp in fiscal 2003.

In fiscal 2003, no options were granted to the Company's executive officers.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code was enacted in 1993 and generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by a corporation on the last day of the taxable year. Section 162(m), however, does not disallow a federal income tax deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders.

The Compensation Committee has considered the tax deductibility of compensation awarded under the stock option plan in light of Section 162(m). We structured and intend to administer the stock option plan with the intention that the resulting compensation can qualify as "performance-based compensation" and would be deductible. It is not expected that any executive officer's compensation will be non-deductible in 2003 by reason of the application of Section 162(m).

Severance Agreements

In November 2000, the Company's Board of Directors approved and the Company entered into substantially similar Second Amended and Restated Severance Agreements with each of Franklin C. Karp, Joseph J. Calabrese, and Michael A. Beck, executives of the Company, and the Company entered into an Amended and Restated Severance Agreement with Michael E. Recca, the Company's Chairman (each an "Amended Severance Agreement").

Each Amended Severance Agreement provides that either (i) in the event of a change in control of the Company (as defined), such as a merger, sale or disposition of assets, change in the constitution of the Board of Directors or the current Chairman, the assignment to the executive of a position inconsistent with the executive's current position or relocation of the corporate office (as defined), or in the event of a potential change in control (as defined), or disability (as defined), and within one hundred eighty (180) days from the day of one of the foregoing events the executive is terminated for reasons other than for cause or the executive terminates his employment for any reason, or
(ii) in the event the executive is terminated for any reason other than cause (as defined) and a change in control, potential change in control or disability shall not have occurred, then in either event, the respective executive shall receive, among other things:

o a cash amount equal to the higher of: (x) the executive's annual base salary prior to termination or the event giving rise to the change in control, potential change in control or disability, or (y) the executive's annual base salary prior to the event giving rise to the executive's right to terminate his employment for any reason;

o a cash payment equal to the higher of: (x) twelve (12) months of the executive's highest monthly car allowance or monthly average travel reimbursement in effect within the six (6) month period immediately prior to termination or the change in control, potential change in control or disability, not to exceed twelve thousand and 00/100 ($12,000) dollars, or
      (y) twelve (12) months of the executive's highest monthly car allowance or monthly average travel reimbursement in effect within the six (6) month period immediately prior to the date the executive terminates his employment for any reason, not to exceed twelve thousand and 00/100 ($12,000) dollars; and

o the maximum /highest benefits which the executive was receiving at any time during a two-year period prior to termination, relating to health insurance, accident insurance, long-term care, life insurance and disability, which shall continue for one (1) year beyond the date of termination of the executive's employment.

Roland W. Hiemer's severance agreement provides that in the event the Company is sold or merged with another company, involved in a corporate reorganization, among other things, and Mr. Hiemer is terminated or asked to accept a position other than that of a senior officer requiring similar responsibilities as a result of a reorganization or change in ownership or control, and he declines the new position, the Company or its successor in control will be obligated, and continue to pay him at the same salary and car allowance, if any, he had most recently been earning, plus benefits, for a period of six months.

The severance agreement for Mr. Hiemer also provides that in the event he is terminated for any other reasons, except conduct that is materially injurious to the Company or conviction of any crime involving moral turpitude, the Company will be obligated and continue to pay Mr. Hiemer at the same salary he has most recently been earning, for a period following termination of three months plus full coverage of the Company's benefits for the same period.


PERFORMANCE GRAPH

The following graph shows a 66-month comparison of the cumulative total return to shareholders for the Company, The Russell 2000 Index and a peer group of substantially larger electronics companies. The graph assumes that the value of investment in the Company's common stock and in each index was $100 on October 31, 1998, including the reinvestment of dividends, if any. The Company's fiscal year is either a 52 or 53 week year with the fiscal year ending on the Saturday closest to October 31. All fiscal years presented in the performance graph include 52 weeks except fiscal 2003 which includes 53 weeks.

                                [OBJECT OMITTED]


STOCK OPTION PLAN

In April 1997, the Company adopted a stock option plan, which was approved by the Company's shareholders in fiscal 1998. The plan currently covers 1,000,000 shares of the Common Stock. At November 1, 2003, options currently outstanding aggregate 989,100 and 10,900 options are available for grant. Options may be designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or (ii) non-qualified stock options. ISOs may be granted under the Stock Option Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company (collectively "Options"). In certain circumstances, the exercise of Options may have an adverse effect on the market price of the Common Stock.

The Stock Option Plan is intended to encourage stock ownership by employees of the Company, so that they may acquire or increase their proprietary interest in the Company and to encourage such employees and directors to remain in the employ of the Company and to put forth maximum efforts for the success of the business. Options granted under the Stock Option Plan may be accompanied by either stock appreciation rights ("SARS") or limited stock appreciation rights (the "Limited SARS"), or both.

The Plan is administered by the Compensation Committee as the Board may establish or designate. The Compensation Committee shall be comprised of not less than two members, and all of who shall be outside directors. The members of the Compensation Committee are William F. Kenny, III, Jeffrey A. Wurst, Fredric
J. Gruder, Nicholas A. Marshall and Ira J. Lamel, all of which are outside directors.

The Compensation and Stock Option Committee, within the limitation of the Stock Option Plan, shall have the authority to determine the types of options to be granted, whether an Option shall be accompanied by SARS or Limited SARS, the purchase price of the shares of Common Stock covered by each Option (the "Option Price"), the persons to whom, and the time or times at which, Options shall be granted, the number of shares to be covered by each Option and the terms and provisions of the option agreements.

The maximum aggregate number of shares of Common Stock as to which Options, Rights and Limited Rights may be granted under the Stock Option Plan to any one optionee during any fiscal year of the Company is 100,000, as approved and amended by the shareholders in fiscal 2000.

With respect to the ISOs, in the event that the aggregate fair market value, determined as of the date the ISO is granted, of the shares of Common Stock with respect to which Options granted and all other option plans of the Company, if any, become exercisable for the first time by any optionee during any calendar year exceeds $100,000, Options granted in excess of such limit shall constitute non-qualified stock options for all purposes. Where the optionee of an ISO is a ten (10%) percent stockholder, the Option Price will not be less than 110% of the fair market value of the Company's Common Stock, determined on the date of grant, and the exercise period will not exceed five (5) years from the date of grant of such ISO. Otherwise, the Option Price will not be less than one hundred (100%) percent of the fair market value of the shares of the Common Stock on the date of grant, and the exercise period will not exceed ten (10) years from the date of grant. Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the optionee, only by the optionee or by his guardian or legal representative.

2003 Option Grants

In fiscal 2003, no stock options were granted to the Company's executive officers or directors.

Option Exercises and Holdings

In fiscal 2003, no options were exercised by the Company's executive officers or directors.


              HARVEY ELECTRONICS, INC. SAVINGS AND INVESTMENT PLAN

The Harvey Electronics, Inc. Savings and Investment Plan, as amended, includes a defined contribution, profit sharing and 401(K) provision.

An employee is eligible to participate in the plan after he or she has attained age twenty-one (21) and has completed four (4) months of service with the Company. The Board of Directors of the Company may elect to provide for those participants who are employed full time by the Company, as of the last day of the plan year, a contribution of up to three percent (3%) of each employee's compensation. The election by the Board of Directors is based solely on the performance of the Company. For the three fiscal years ended November 1, 2003, no defined contribution percentage was contributed by the Company. In addition, employees participating in the salary deferral aspect of the plan, may elect to defer up to fifteen (15%) of their salary. Effective January 1, 1995 the
Company's Board of Directors temporarily elected to eliminate the employer 401(k) match (which was 25% of the first 6% of the amount contributed by participants prior to such date) on employee contributions. Employee contributions, any Company contribution and the earnings thereon, will be paid-out upon the employee's termination of employment, retirement, death, disability, or if elected, while still employed by the Company upon attaining age 59 1/2. Employees will be one hundred percent (100%) vested at all times in the full value of their salary deferral account. After six (6) years of service with the Company, employees will be fully vested in the Company's matching and defined contribution account.

Beginning in fiscal 2003, the Company's Board of Directors authorized a five percent (5%) match on all employee contributions to the 401(k) plan, if the Company's pre-tax profit is at least $500,000. No match was required for fiscal 2003.

CERTAIN TRANSACTIONS

From April 1, 1998 through April 30, 2000, Mr. Recca received $7,917 per month, representing a director's fee in the annual amount of $95,000, in his capacity as the Chairman of the Board of Directors of the Company. Effective May 1, 2000, Mr. Recca was placed on the Company's payroll at an annual salary of $120,000, plus all Company sponsored benefits.

From January 2001 to April 2002, Mr. Recca had also been a principal of NorthStar Capital, LLC, which was a joint venture between certain of the partners of Ruskin Moscou Faltischek, P.C. ("Ruskin"), the Company's corporate counsel and Mr. Recca. Since April 2002, Mr. Recca has been a director of Sky Capital Holdings, LTD, and of several wholly owned subsidiaries of Sky Capital Holdings, and the President of Sky Capital, LLC, a wholly owned subsidiary of Sky Capital Holdings, LTD and a NASD broker-dealer. Mr. Recca is also a director of Sky Venture Capital and Sky Capital Ventures and several of their wholly or partially owned subsidiaries.

Jeffrey A. Wurst, Director, is also a Senior Partner with Ruskin. At November 1, 2003 and October 26 2002, the Company had amounts payable to Ruskin of approximately $49,000 and $26,000, respectively. The Company also paid legal fees to Ruskin of $95,000, $81,000 and $64,000, in fiscal years 2003, 2002 and 2001, respectively.

Dividends paid to preferred stockholders aggregated $70,000, $74,000 and $108,000 for fiscal years 2003, 2002 and 2001, respectively.


MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "HRVE". The Company's Warrants to purchase Common Stock, previously traded under the symbol "HRVEW", expired March 30, 2003.

The outstanding shares of Common Stock are currently held by approximately 1,600 shareholders of record, and the Preferred Stock by four holders of record.

The following table indicates the quarterly high and low stock prices for fiscal years 2003 and 2002:

                                        High              Low
                                  ----------------- ----------------
Fiscal Year 2003
----------------
February 1, 2003                      $1.30              $.81
May 3, 2003                            1.15               .86
August 2, 2003                         1.16               .80
November 1, 2003                       1.10               .80
Fiscal Year 2002
----------------
January 26, 2002                       1.95                .65
April 27, 2002                         1.65               1.10
July 27, 2002                          1.59                .71
October 26, 2002                       1.10                .65

The Company has paid no dividends on its common stock for the last two years and does not expect to pay dividends on common stock in the future.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock and Warrant Agent for the Warrants is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the shareholders, the Board of Directors has appointed BDO Seidman, LLP as the Company's independent auditors to audit the 2004 financial statements for the fiscal year ending October 30, 2004. This will be the third year that BDO Seidman, LLP will be performing the audit and has succeeded Ernst & Young LLP.

Representatives of the firm of BDO Seidman, LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions, relating only to the financial statements for fiscal 2003.

AUDIT FEES

The following represents amounts billed to the Company for the professional services of BDO Seidman, LLP rendered during fiscal year 2003:

                                                                2003
                                                                ----
              Audit Fees                                   $   60,000
              Audit - Related Fees                             16,050(1)
              Tax Fees                                     $    -
              All Other Fees                               $    -
                                             -----------------------------------
                   Total                                   $   76,050
                                             ===================================


     (1) For fiscal 2003, services provided under this category consist of $8,550 for services related to a mid-year inventory observation and research regarding the affect of a change in the Company's year-end and $7,500 for consultation relating to accounting and SEC issues.

BDO Seidman, LLP's fees for the 2004 audit and the three related quarterly reviews will be $70,000.

The Audit Committee and the Board of Directors recommend the shareholders vote "FOR" such ratification of the independent auditors, BDO Seidman, LLP.

The firm of Ernst & Young LLP had examined the financial statement of the Company from fiscal year ended February 2, 1974 through fiscal year ended October 27, 2001. Ernst & Young LLP did not have any financial interest in the Company and has not had any connection with the Company in any capacity other than that of independent auditors and providing certain advisory services. As previously disclosed on Form 8K, there were no disagreements with Ernst & Young LLP on any matter of accounting principle or practices, financial statement disclosure or auditing scope and procedure.

The affirmative vote by the holders of a majority of the Company's voting shares represented at the Meeting is required for the approval of the auditors, BDO Seidman, LLP. Under applicable New York law, in determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

ANNUAL REPORT ON FORM 10-K

An annual report on Form 10-K as filed with the SEC for the year ending November 1, 2003, containing financial and other information about the Company, is being mailed to all stockholders of record as of the Record Date, at the Company's cost.

OTHER MATTERS

Management does not know of any other matters which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, including, but not limited to any proposals made by shareholders, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment. Under the Company's By-laws, advance notice is required for nomination of directors and for certain business to be brought before an annual meeting of shareholders of the Company. Such advance notice must generally be received by the Company not less than 50 days nor more than 75 days prior to the date of such meeting. A copy of the Company's By-laws specifying the advance notice requirements will be furnished to any stockholder upon written request to the Secretary of the Company.

SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting, and the enclosed proxy card will be borne by the Company.

In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no compensation therefore in addition to their regular salaries) to solicit proxies personally and by telephone and telecopy. The Company has requested banks, brokers and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

SHAREHOLDERS PROPOSALS

Any shareholder of the Company who wishes to present a proposal to be considered at the 2005 Annual Meeting of Stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such meeting must deliver such proposal in writing to the Company at 205 Chubb Avenue, Lyndhurst, New Jersey 07071, Attention: Corporate Secretary, on or before December 31, 2004.

Under applicable rules of the SEC, all proposals submitted after December 31, 2004 shall be considered untimely. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

                                            By Order of the Board of Directors




                                            Joseph J. Calabrese, Secretary



Lyndhurst, New Jersey
Dated: May 26, 2004